AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                              TOWNE SERVICES, INC.

                                   ARTICLE ONE

                                      NAME

         The name of the corporation is Towne Services, Inc.

                                   ARTICLE TWO
                                 CAPITALIZATION

         The total number of shares of all classes which the Corporation has authority to issue is seventy million (70,000,000), of which fifty million (50,000,000) shares shall be designated as "Common Stock," and twenty million (20,000,000) shares shall be designated as "Preferred Stock." The designations and the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each class of stock are as follows:

PREFERRED STOCK

         The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and articles of amendment shall be filed with the Georgia Secretary of State as required by law to be filed with respect to issuance of such Preferred Stock, prior to the issuance of any shares of such series.

         The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing articles of amendment which are effective without shareholder action to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. Notwithstanding the foregoing, the Board of Directors shall not be authorized to change the right of holders of the Common Stock of the Corporation to vote one vote per share on all matters submitted for shareholder action. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:




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         (a) the annual dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

         (b) whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

         (c) the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;

         (d) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

         (e) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

         (f) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

         (g) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

         The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall accumulate, if cumulative.

         SERIES A  CONVERTIBLE PREFERRED STOCK

                  A. Designation. There is hereby established a series of
              preferred shares designated as Series A Convertible Preferred Stock, consisting of 25,000 shares (the "Series A Preferred Stock").

                  B. Terms. The following are the terms of the Series A
              Preferred Stock:


                  1. Definitions.


                  For purposes of this Certificate, the following definitions shall apply:

                  (a) "Board" shall mean the Board of Directors of the Company.

                  (b) "Common Stock" shall mean the common shares of the
                      Company.

                  (c) "Company" shall mean Towne Services, Inc.

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


                  (d) "Junior Stock" shall mean shares of any class ranking junior to the Series A Preferred Stock.

                  (e) "Original Issue Date" for the Series A Preferred Stock shall mean the date on which the first share of the Series A Preferred Stock was originally issued.

                  (f) "PIK dividends" shall mean cumulative dividends payable with respect to the Series A Preferred Stock in the form of additional shares of Series A Preferred Stock.

                  (g) "Qualifying Public Offering" shall mean an underwritten public offering of Common Stock in which (i) the public offering price per share (before deducting any underwriting fees or selling commissions) when multiplied by the number of shares of Common Stock outstanding immediately after the consummation of such offering (assuming conversion of the Series A Preferred Stock and any other convertible securities then outstanding, but assuming no exercise of any outstanding and unexercised options, warrants and similar rights, including warrants issued pursuant to that certain Stock Purchase Warrant, dated December 18, 1997 (the "Stock Purchase Warrant") issued by the Company to Sirrom Investments, Inc.) exceeds $80 million, and (ii) the gross proceeds to the Company from the underwritten public offering exceed $20 million.

                  (h) "Subsidiary" shall mean any corporation at least 50% of whose outstanding voting stock shall at the time be owned directly or indirectly by the Company or by one or more Subsidiaries.

                  2. Stated Value. The stated value of the Series A Stock shall be $100.00 per share (the "Stated Value").

                  3.       Dividends.


                  (a) The holders of the then outstanding shares of Series A Preferred Stock shall be entitled to receive cumulative cash dividends when, as and if declared by the Board out of any funds legally available therefor, and shall be entitled to receive PIK dividends when, as and if declared by the Board, as follows:

                  (i) For the period from the date of issuance through March 31, 1999, the holders shall be entitled to receive PIK dividends at a quarterly rate of $1.00 per share;

                  (ii) For the period April 1, 1999 through March 31, 2000, the holders shall be entitled to receive PIK dividends at a quarterly rate of $2.00 per share;

                  (iii) For the period April 1, 2000 through March 31, 2002, the holders shall be entitled to receive cash dividends at a quarterly rate of $4.00 per share; and

                  (iv) From and after April 1, 2002 (so long as the Series A Preferred Stock remains outstanding), the holders shall be entitled to receive cash dividends at a quarterly rate of $6.00 per share. Dividends will be payable quarterly on March 31,

          June 30, September 30 and December 31 in each year, provided dividends payable for the period from the Original Issue Date through March 31, 2000 shall accrue but shall not be paid until conversion of the Series A Preferred Stock or the liquidation, dissolution or winding up of the Company. The per share value of the Series A Preferred that comprises any PIK dividend shall be equal to the Stated Value thereof. Dividends shall accrue on each share of Series A Preferred Stock from the Original Issue Date, and shall accrue from day to day, whether or not earned or declared and whether or not there shall be funds legally available for the payment of such dividends. Such dividends shall be cumulative so that, if such dividends in respect of any previous or current quarterly dividend period, at the quarterly rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Common Stock or any Junior Stock. Any accumulation of dividends on the Series A Preferred Stock shall not bear interest.

                  (b) Unless full dividends on the Series A Preferred Stock for all past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment above set apart: (i) no dividend whatever (other than a dividend payable solely in Common Stock or any Junior Stock) shall be paid or declared, and no distribution shall be made, on any Common Stock or any Junior Stock, and (ii) no shares of Common Stock or any Junior Stock shall be purchased, redeemed or otherwise acquired by the Company and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or other acquisition thereof without the approval of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock.

                  (c) Each dividend shall be paid to the holders of record of the Series A Preferred Stock as they shall appear on the stock register of the Company on such record date, not exceeding 45 days nor less than 10 days preceding a dividend payment date, as shall be fixed by the Board or a duly authorized committee thereof.

                  (d) For the purpose of the dividends payable pursuant to paragraph 3(a)(i)-(iv), shares of Series A Preferred Stock payable in respect of accrued and unpaid PIK dividends shall be deemed to have been paid and to be outstanding as of the respective quarterly payment date set forth in paragraph 3(a).

                  4.       Liquidation Rights.

                  (a) In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities and obligations of the Company, the holders of each share of Series A Preferred Stock then outstanding shall be entitled to be paid out of the net assets of the Company available for distribution to its shareholders, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock, an amount equal to the Stated Value per share of Series A Preferred Stock outstanding, plus an amount equal to all accrued and unpaid cash dividends thereon, whether or not earned or declared, to and including the date full payment shall be tendered to the holders of the Series A

Preferred Stock with respect to such liquidation, dissolution or winding up (the "Series A Liquidation Preference").

                  (b) A consolidation, merger or statutory share exchange of the Company or a sale of all or substantially all the assets of the Company shall be regarded as a liquidation, dissolution or winding up of the affairs of the Company within the meaning of this Certificate, unless (1) a majority of the board of directors of the surviving or acquiring corporation in such transaction is comprised of persons who were members of the Board immediately prior to such transaction and (2) the holders of the Company's Common Stock and any preferred shares or other capital stock of the Company, including but not limited to the Series A Preferred Stock, immediately prior to the transaction will own, immediately after the transaction, more than 50% of the capital stock of the surviving or acquiring corporation. In such event, the holders of a majority of the shares of Series A Preferred Stock then outstanding shall have the right to elect on behalf of all of the holders of Series A Preferred Stock the benefits of the provisions of paragraph 6(h) hereof in lieu of receiving payment of the Series A Liquidation Preference (but without prejudice to the right of the holders to receive accrued PIK dividends that are payable in accordance with paragraph 3(a)).

                  5.       Voting Rights.

                  (a) Except as otherwise expressly provided herein or as required by law, the holders of each share of Series A Preferred Stock shall be entitled to vote on all matters upon which holders of Common Stock have the right to vote and with respect to such vote, shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Company, and shall be entitled to a number of votes equal to the largest number of full shares of Common Stock into which such shares of Series A Preferred Stock could be converted, pursuant to the provisions of paragraph 6 hereof, at the record date for the determination of shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise expressly provided herein or to the extent class or series voting is otherwise required by law or agreement, the holders of shares of Series A Preferred Stock and Common Stock shall vote together as a single class and not as separate classes on all matters.

                  With respect to any vote required as a result of the Company's performance under that certain Stock Purchase Warrant dated December 18, 1997 with Sirrom Investment, Inc. ("Sirrom"), the Loan Agreement of even date therewith or the other agreements and documents executed by the Company and Sirrom of even date therewith (the "Sirrom Agreements"), the right of the holders of Series A Preferred Stock to vote on any matter shall be limited in the same manner and to the same extent as the voting rights of the holders of Common Stock.

                  (b) In addition to the voting rights set forth above, for as long as 10% of the authorized number of shares of Series A Preferred Stock are outstanding, the holders of the Series A Preferred Stock shall have the exclusive right, voting separately as a class, to elect one director of the Company. Any vacancy caused by the death, resignation or removal of any director who shall have been elected in accordance with this paragraph shall be filled by a vote of the holders of a majority of the shares of the Series A Preferred Stock present and voting, in person or by proxy, at a meeting called for such purpose, or by unanimous written consent without a meeting of the holders of record of the outstanding shares of the Series A Preferred Stock.

                  6.       Conversion.

                  The holders of the Series A Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

                  (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such shares, at the office of the Company or any transfer agent for the Series A Preferred Stock or Common Stock, into fully paid and nonassessable shares of Common Stock, at the Conversion Price (as hereafter defined) in effect at the time of conversion determined as provided herein.

                  (b) Conversion Price. Shares of Series A Preferred Stock shall be convertible into the number of shares of Common Stock that results from dividing the Stated Value per share of Series A Preferred Stock by the Conversion Price per share in effect at the time of conversion for each share of Series A Preferred Stock being converted. The conversion price per share for the Series A Preferred Stock at the Original Issue Date shall be $1.25 (the "Conversion Price"); provided, however, that in the event the Company has not completed a Qualifying Public Offering by December 31, 1998, the Conversion Price shall be reduced automatically by $0.04 on the first calendar day of each month thereafter, beginning on January 1, 1999, until the earlier to occur of
(i) such time as the Conversion Price equals $1.00 as a result of the provisions of this paragraph or (ii) the date the Company completes a Qualifying Public Offering. The Conversion Price, including the Conversion Price adjustments set forth in the preceding sentence, shall be subject to further adjustment as provided in paragraph 6.

                  (c) Mechanics of Conversion; Unpaid Dividends. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series A Preferred Stock or Common Stock, and shall give written notice by mail, postage prepaid, or by personal delivery to the Company at such office that he elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. Thereupon the Company shall promptly issue and deliver (or instruct its transfer agent to promptly issue and deliver) at such office to such holder of Series A Preferred Stock or to the nominee or nominees of such holder a certificate or certificates for the number of shares of Common Stock to which he shall be entitled.

                  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. All PIK dividends accrued and unpaid on shares of Series A Preferred Stock surrendered for conversion shall be paid upon conversion in accordance with paragraph 3(a), and, at the holder's election and upon written notice to the Company in accordance with this paragraph 6(c), may be converted into Common Stock (without any requirement for the issuance or surrender of certificates representing the Series A Preferred Stock comprising such PIK dividends) simultaneously with the conversion of the Series A Preferred Stock to which such PIK dividends related. Cash dividends accrued and unpaid on shares of Series A Preferred Stock surrendered for conversion shall be converted into shares of Common Stock at the Conversion Price then in effect.

                  (d) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased; conversely, if the Company shall at any time or from time to time after the Original Issue Date reduce the outstanding shares of Common Stock by combination or otherwise, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph 6(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  (e) Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for the Series A Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for the Series A Preferred Stock then in effect by fraction:

                  (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                  (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for the Series A Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for the Series A Preferred Stock shall be adjusted pursuant to this paragraph 6(e) as of the time of actual payment of such dividends or distributions.

                  (f) Adjustments for Other Dividends and Distributions. In the event the Company if at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion of the Series A Preferred Stock into Common Stock, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this paragraph 6 with respect to the rights of the holders of the Series A Preferred Stock.

                  (g) Adjustment for Reclassification, Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this paragraph 6), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amounts of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the numbers of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

                  (h) Reorganization, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Original Issue Date there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this paragraph 6) or a merger, consolidation or statutory share exchange of the Company with or into another corporation, or the sale of all or substantially all the Company's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation, share exchange or sale, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger, consolidation, exchange or sale, to which a holder of that number of shares of Common Stock deliverable upon conversion of the Series A Preferred Stock would have been entitled on such capital reorganization, merger, consolidation, exchange or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph 6 with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, merger, consolidation, exchange or sale to the end that the provisions of this paragraph 6 (including adjustment of the Conversion Prices then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable. The holders of a majority of the Series A Preferred Stock upon the occurrence of a capital reorganization, merger or consolidation of the Company or the sale of all or substantially all its assets and properties as such events are more fully set forth in this paragraph 6(h) shall have the option of electing on behalf of all of the holders of Series A Preferred Stock treatment of all shares of Series A Preferred Stock under either this paragraph 6(h) or paragraph 4 hereof, notice of which election shall be submitted in writing to the Company at its principal office no later than ten days before the effective date of such event.

                  (i)      Sale of Shares Below Conversion Price.

                  (1) If at any time or from time to time after the Original Issue Date, the Company shall issue or sell Additional Shares of Common Stock (as hereinafter defined), other than as a dividend as provided in paragraph 6(e) above, and other than upon a subdivision or combination of shares of Common Stock as provided in paragraph 6(d) above, for a consideration per share less than the then existing Conversion Price for the Series A Preferred Stock, then and in each case the then Conversion Price for the Series A Preferred Stock shall be reduced, as of the opening of business on the date of such issue or sale, to a price equal to the consideration per share received by the Company for such Additional Shares of Common Stock.

                  (2) For the purpose of making any adjustment in the Conversion Price or number of shares of Common Stock purchasable on conversion of Series A Preferred Stock as provided above, the consideration received by the Company for any issue or sale of securities shall:

                           (A) to the extent it consists of cash, be computed at
                  the net amount of cash received by the Company after deduction of any underwriting or similar commissions, concessions or compensation paid or allowed by the Company in connection with such issue or sale;

                           (B) to the extent it consists of services or property
                  other than cash, be computed at the fair value of such services or property as determined in good faith by the Board; and

                           (C) if Additional Shares of Common Stock, Convertible
                  Securities (as hereinafter defined), or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                  (3) For the purpose of the adjustment provided in subsection
         (1) of this paragraph 6(i), if at any time or from time to time after the Original Issue Date the Company shall issue any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being hereinafter referred to as "Convertible Securities"), then, in each case, if the Effective Price (as hereinafter defined) of such rights, options or Convertible Securities shall be less than the then existing Conversion Price, the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such options or rights, the minimum amounts of consideration, if any, payable to the Company upon exercise or conversion of such options or rights. For purposes of the foregoing, "Effective Price" shall mean the quotient determined by dividing the total of all such consideration by such maximum number of Additional Shares of Common Stock. No further adjustment of the Conversion Price adjusted upon the issuance of such rights, options or Convertible Securities shall be made as a result of the actual issuance of Additional Shares of Common stock on the exercise of any such rights or options or the conversion of any such Convertible Securities.

                  If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price that would have been in effect had an adjustment been made on the basis that (a) the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options, or rights of conversion of such Convertible Securities, and
         (b) such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights and options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Company on the conversion of such Convertible Securities.

                  (4) For the purpose of the adjustment provided for in subsection (1) of this paragraph 6(i), if at any time or from time to time after the Original Issue Date the Company shall issue any rights or options for the purchase of Convertible Securities, then in each such case, if the Effective Price thereof shall be less than the then existing Conversion Price, the Company shall be deemed to have issued at the time of the issuance of such rights or options the maximum number of Additional Shares of Common Stock issuable upon conversion of the total amount of Convertible Securities covered by such rights or options and to have received as consideration for the issuance of such Additional Shares of Common Stock an amount equal to the amount of consideration, if any, received by the Company for the issuance of such rights or options, plus the minimum amounts of consideration, if any, payable to the Company upon the conversion of such Convertible Securities. For the purposes of the foregoing, "Effective Price" shall mean the quotient determined by dividing the total amount of such consideration by such maximum number of Additional Shares of Common Stock. No further adjustment of such Conversion Price adjusted upon the issuance of such rights or options shall be made as a result of the actual issuance of the Convertible Securities upon the exercise of such rights or options or upon the actual issuance of Additional Shares of Common Stock upon the conversion of such Convertible Securities. The provisions of subsection (3) above for the readjustment of such Conversion Price upon the expiration of rights or options or the rights of conversion of Convertible Securities shall apply equally to the rights, options and Convertible Securities referred to in this subsection (4).

                  (5) For the purpose of the adjustment provided for in subsection (1) of this paragraph 6(i), the issuance of stock pursuant to the Sirrom Stock Purchase Warrant shall not deemed to be a sale of Additional Shares of Common Stock below the Conversion Price.

                  (j) Definition. The term "Additional Shares of Common Stock" as used herein shall mean all shares of Common Stock issued or deemed issued by the Company after the Original Issue Date, whether or not subsequently reacquired or retired by the Company, other than (1) shares of Common Stock issued upon conversion of the Series A Preferred Stock and (2) up to 5,121,647 shares of Common Stock (as adjusted for all stock dividends, stock splits, subdivisions and combinations) issued to Sirrom in accordance with the Sirrom Agreements or issued to employees, officers, directors, consultants or other persons performing services for the Company (if so issued solely because of any such person's status as an officer, director, employee, consultant or other person performing services for the Company and not as part of any offering of the Company's securities) pursuant to any stock option plan, stock purchase plan or management incentive plan, agreement or arrangement approved by the Board and in existence on the Original Issue Date (including but not limited to a plan to issue, for compensatory purposes, approximately 850,000 shares of Common Stock to employees at a price of approximately $1.19 per share).

                  (k) Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred Stock, the Company's chief financial officer shall compute such adjustment or readjustment in accordance herewith and prepare a certificate showing such adjustment or readjustment, and the Company shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series A Preferred Stock at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which adjustment or readjustment is based including a statement of (1) the consideration received or to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Conversion Price at the time in effect for each series of the Series A Preferred Stock, and (3) the number of Additional Shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred Stock.

                  (l) Notices of Record Date. In the event of (1) any taking by the Company of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (2) any reclassification or recapitalization of the capital stock of the Company, any merger, consolidation or statutory share exchange of the Company, or any transfer of all or substantially all the assets of the Company to any other corporation, entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, the Company shall mail to each holder of Series A Preferred Stock at least 30 days prior to the record date specified therein, a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend or distribution, (ii) the date on which any such reorganization, reclassification, transfer, consolidation, merger, share exchange, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, share exchange, dissolution, liquidation or winding up.

                  (m) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Company's Common Stock on the date of conversion, as determined in good faith by the Board. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                  (n) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock. As a condition precedent to the taking of any action which would cause an adjustment to the Conversion Price, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient in order that it may validly and legally issue the shares of its Common Stock issuable based upon such adjusted Conversion Price.

                  (o) Notices. Any notice required by the provisions of this paragraph 6 to be given to the holder of shares of the Series A Preferred Stock shall be deemed given when received by such holder after the same has been sent by means of certified or registered mail, return receipt requested, postage prepaid, by a reputable overnight courier or messenger for hand delivery and addressed to each holder of record at his address appearing on the books of the Company.

                  (p) Payment of Taxes. The Company will pay all taxes and other governmental charges (other than taxes measured by the revenue or income of the holders of the Series A Preferred Stock) that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of the shares of the Series A Preferred Stock.

                  (q) No Dilution or Impairment. The Company shall not amend its Articles of Incorporation or participate in any reorganization, recapitalization, transfer of assets, consolidation, merger, statutory share exchange, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against dilution or other impairment.

                  (r) Automatic Conversion. Each share of Series A Preferred Stock which remains outstanding on the closing date for a Qualifying Public Offering (the "Registration Date"), including shares of Series A Preferred Stock issuable in respect of any accrued and unpaid PIK dividends, shall automatically, and without any action on the part of the holder thereof or the Company except as provided in clause (1) below, be converted on the same basis and at the same Conversion Price as if each holder thereof had properly exercised his right to convert on the day next preceding the Registration Date; provided that (1) each holder of Series A Preferred Stock shall have received written notice of the proposed Qualifying Public Offering at least 30 days prior to the date the registration statement relating to the Qualifying Public Offering becomes effective, (2) such conversion shall be effective at the close of business on the Registration Date and (3) the Company shall have no obligation to issue and deliver to any such holder of Series A Preferred Stock on such date a certificate for the number of shares of Common Stock to which he shall be entitled until such time as such holder has surrendered his certificate or certificates for his Series A Preferred Stock (except for shares of Series A Preferred Stock issuable in respect of any accrued and unpaid PIK dividends), duly endorsed, at the office of the Company or any transfer agent for the Common Stock or the holder notifies the Company that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. All rights with respect to shares of Series A Preferred Stock outstanding on the Registration Date, including shares of Series A Preferred Stock issuable in respect of any accrued and unpaid PIK dividends, shall terminate upon conversion as provided for in this paragraph 6(r), except only the right of the holders of such shares to receive Common Stock upon surrender of their certificates for the Series A Preferred Stock.

                  7.       Restrictions and Limitations.
                           ----------------------------

                  So long as any shares of Series A Preferred Stock remain outstanding, the Company shall not, and, shall not permit any Subsidiary to, without the vote or written consent of at least a majority of the then outstanding shares of Series A Preferred Stock:

                  (a) Redeem, purchase or otherwise acquire for value any preferred shares, including any share or shares of Series A Preferred Stock, otherwise than permitted herein;

                  (b) Purchase, redeem or otherwise acquire (or pay into or set aside for a sinking fund for such purpose), any of the Common Stock or Junior Stock or any warrants, rights or options to purchase Common Stock or Junior Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock or Junior Stock from employees, officers, directors, consultants or other persons performing services for the Company or any Subsidiary pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment; and provided further, however, that without the approval, by vote or written consent, of the holders of a majority of the outstanding shares of Series A Preferred Stock, the total amount applied to the repurchase of shares of Common Stock shall not exceed $25,000 per employee, officer, director, consultant or other person during any 12-month period;

                  (c) Authorize or issue, or obligate itself to issue, any additional shares of Series A Preferred Stock except in respect of PIK dividends paid in accordance with this Certificate, or any other equity security (including any security convertible into or exercisable for any equity security) senior to or on a parity with the Series A Preferred Stock as to dividend rights, conversion rights, redemption rights or liquidation preferences;

                  (d) Permit any Subsidiary to issue or sell, or obligate itself to issue or sell, except to the Company or any other wholly owned Subsidiary, any stock of such Subsidiary; or

                  (e) Take any other action as to which the holders of Series A Preferred Stock would be entitled to vote as a voting group under the Georgia Business Corporation Code.

                  8.       No Reissuance of Preferred Stock.


                  No share or shares of Series A Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue.

COMMON STOCK

         Subject to all of the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article Two, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in the Corporation's Articles of Incorporation, including, but not limited to, the following rights and privileges:

         (a) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

         (b) the holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote; and

         (c) upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the net assets of the Corporation available for distribution shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

                                  ARTICLE THREE
                           REGISTERED OFFICE AND AGENT

         The registered agent of the Corporation shall be Drew W. Edwards at the Company's principal office indicated below.

                                  ARTICLE FOUR
                       MAILING ADDRESS OF PRINCIPAL OFFICE

         The mailing address of the principal office of the Corporation is 3295 River Exchange Drive, Suite 350, Norcross, Georgia 30092.

                                  ARTICLE FIVE
                        LIMITATION ON DIRECTOR LIABILITY

         No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for:

                  (a) any appropriation, in violation of the director's duties, of any business opportunity of the corporation;

                  (b) acts or omissions that involve intentional misconduct or a knowing violation of law;

                  (c) liability under Section 14-2-832 (or any successor provision or redesignation thereof) of the Georgia Business Corporation Code (the "Code"); and

                  (d) any transaction from which the director derived an improper personal benefit.

         If at any time the Code shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the corporation shall be eliminated or limited to the fullest extent permitted by the Code, as so amended, without further action by the shareholders, unless the provisions of the Code, as amended, require further action by the shareholders.

         Any repeal or modification of the foregoing provisions of this Article Five shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the corporation for or with respect to any alleged act or omission of the director occurring prior to such a repeal or modification.

                                   ARTICLE SIX
                          BOARD AND SHAREHOLDER ACTION
                        REQUIRED FOR CERTAIN TRANSACTIONS

         The affirmative vote of at least 66 2/3% of the directors is required for the following actions by the Corporation to be submitted to a vote of the shareholders:

         (a) a sale of all or substantially all of the assets of the Corporation;
         (b) a liquidation or dissolution of the Corporation;
         (c) the merger, consolidation or reorganization of the Corporation, unless the shareholders of the Corporation immediately prior to such transaction own at least a majority of the combined voting power of the Corporation resulting from such merger, consolidation or reorganization; or
         (d) any increase in the number of directors above 12 directors;

provided, further, that the affirmative vote of 66 2/3% of the holders of the Common Stock is required for shareholder approval of any action outlined in the clauses above.

                                  ARTICLE SEVEN
                                    DIRECTORS

         The Corporation shall have not less than five nor more than 12 directors, and the number of directors shall be set by the Board of Directors as provided in the Company's bylaws. The Board of Directors shall be divided into three classes to be known as Class I,

Class II, and Class III, which shall be as nearly equal in number as possible. Except in the case of death, resignation, disqualification, or removal for cause, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected; provided, however, that each initial director in Class I shall hold office until the first annual meeting of shareholders after his election; each initial director in Class II shall hold office until the second annual meeting of shareholders after his election; and each initial director in Class III shall hold office until the third annual meeting of shareholders after his election. Despite the expiration of a director's term, such director shall continue to serve until his or her successor, if there is to be any, has been elected and has qualified. In the event of any increase or decrease in the authorized number of directors, the newly created or eliminated directorships resulting from such an increase or decrease shall be apportioned among the three classes of directors so that the three classes remain as nearly equal in size as possible; provided, however, that there shall be no classification of additional directors elected by the Board of Directors until the next meeting of shareholders called for the purposes of electing directors, at which meeting the terms of all such additional directors shall expire, and such additional directors positions, if they are to be continued, shall be apportioned among the classes of directors and nominees therefor shall be submitted to the shareholders for their vote.

         In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such directors consider pertinent. This provision solely grants discretionary authority to the directors and shall not be deemed to provide to any other constituency any right to be considered.

         These Amended and Restated Articles of Incorporation were duly approved by the Board of Directors, on May 19, 1998 and by the shareholders in accordance with Section 14-2-1003 of the Georgia Business Corporation Code.

         IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be executed and attested by its duly authorized officer on July 28, 1998.

                                          /s/ Henry M. Baroco
                                          --------------------------------------
                                          Henry M. Baroco
                                          Chief Operating Officer/President

                  ARTICLES OF AMENDMENT TO AMENDED AND RESTATED

                ARTICLES OF INCORPORATION OF TOWNE SERVICES, INC.

         In accordance with Sections 14-2-602 and 14-2-1006 of the Georgia Business Corporation Code (the "Code"), Towne Services, Inc. (the
"Corporation"), a corporation organized and existing under and by virtue of the Code, DOES HEREBY CERTIFY:

         1.       The name of the Corporation is Towne Services, Inc.

         2. The following resolution setting forth an amendment to the Corporation's Articles of Incorporation has been duly adopted by the Board of Directors:

                           RESOLVED, THAT ARTICLE 2 OF THE AMENDED AND RESTATED
                  ARTICLES OF INCORPORATION IS HEREBY AMENDED BY ADDING THE FOLLOWING PROVISIONS TO THE END THEREOF: "THE CORPORATION IS AUTHORIZED TO ISSUE 20,000 SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK, WITHOUT PAR VALUE PER SHARE (THE "SERIES B PREFERRED STOCK"). THE SERIES B PREFERRED STOCK SHALL HAVE THE PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS SET FORTH ON EXHIBIT A TO THIS RESOLUTION."

         3. The "Exhibit A" referenced in the foregoing resolution is included in these Articles of Amendment and is the same "Exhibit A" as is attached hereto.

         4. The foregoing resolution containing the amendment was duly adopted on May 28, 1999, by the Corporation's Board of Directors in accordance with the provisions of Sections 14-2-602 and 14-2-1002 of the Code.

         IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by the undersigned duly authorized officer, this 11th day of June, 1999.

                                   TOWNE SERVICES, INC.

                                   By:        /s/ Henry M. Baroco
                                           ----------------------------
                                   Name:     Henry M. Baroco

                                   Title:  President and Chief Operating Officer

                                    EXHIBIT A

                          DESIGNATIONS OF PREFERENCES,
                       LIMITATIONS, AND RELATIVE RIGHTS OF
                SERIES B PREFERRED STOCK OF TOWNE SERVICES, INC.


         For the purposes of these Designations, the following terms shall have the meanings specified:

          "ARTICLES OF INCORPORATION" shall mean the Amended and Restated Articles of Incorporation of the Corporation, as amended.

         "BOARD OF DIRECTORS" shall mean the board of directors of the Corporation.

         "BYLAWS" shall mean the bylaws of the Corporation, as amended.

         "COMMON STOCK" shall mean the common stock, no par value per share, of the Corporation.

         "CONVERSION PRICE" shall have the meaning provided in Subsection (d)(1) hereof.

         "CONVERSION RATE" shall have the meaning provided in Subsection (d)(1) hereof.

         "CONVERSION SHARES" shall mean the shares of Common Stock into which each share of Series B Preferred Stock is convertible pursuant to Section (d) of these Designations.

         "CORPORATION" shall mean Towne Services, Inc., a Georgia corporation.

         "DESIGNATIONS" shall mean the terms, preferences, limitations and relative rights of the Series B Preferred Stock established hereby and set forth hereinafter.

         "INVESTED AMOUNT" per share of Series B Preferred Stock shall mean the per share issue price for any share of Series B Preferred Stock as designated in the agreement with the Corporation pursuant to which such share is issued (as adjusted pursuant to Section (d)(5) hereof after the Original Issue Date). The initial Invested Amount per share of Series B Preferred Stock is $100.00.

         "LIQUIDATION" shall have the meaning provided in Section (b) hereof.

         "SERIES B PREFERRED STOCK" shall mean the 20,000 shares of Series B Preferred Stock, without par value per share, hereby designated.

         "ORIGINAL ISSUE DATE" shall mean, with respect to each share of Series B Preferred Stock, the date on which such share of Series B Preferred Stock is first issued by the Corporation.

         "SECURITIES ACT" shall mean the federal Securities Act of 1933, as amended.

         (a) The Designations granted to and imposed upon the Series B Preferred Stock are as follows: Dividend Rights. The following dividend rights shall apply to the Series B Preferred Stock:

                  (1) The holders of then outstanding Series B Preferred Stock shall be entitled to receive cumulative cash dividends when, as and if declared by the Board of Directors out of any funds legally available therefor at the rate of $2.00 per share of Series B Preferred Stock per quarter. Dividends will be payable quarterly on March 31, June 30, September 30 and December 31 in each year.

                  (2) Dividends shall accrue on each share of Series B Preferred Stock from the Original Issue Date, and shall accrue from day to day, whether or not earned or declared and whether or not there shall be funds legally available for the payment of such dividends. Such dividends shall be cumulative so that, if such dividends in respect of any previous or current quarterly dividend period, at the quarterly rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Common Stock or any other stock ranking junior to the Series B Preferred Stock. Any accumulation of dividends on the Series B Preferred Stock shall not bear interest.

                  (3) Unless full dividends on the Series B Preferred Stock for all past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment above set apart no cash dividend shall be paid or declared on Common Stock or any or any other stock ranking junior to the Series B Preferred Stock as to liquidation preference.

                  (4) Each dividend shall be paid to the holders of record of the Series B Preferred Stock as they shall appear on the stock register of the Company on such record date, not exceeding 45 days nor less than 10 days preceding a dividend payment date, as shall be fixed by the Board of Directors or a duly authorized committee thereof.

         (b) Liquidation Rights. In the event of the liquidation, dissolution or winding up for any reason, including, without limitation, bankruptcy, of the Corporation or any of the Corporation's subsidiaries, the assets of which constitute all or substantially all the assets of the business of the Corporation and its subsidiaries taken as a whole or such events specified in the next sentence (each such event referred to as a "Liquidation"), the holders of the outstanding shares of Series B Preferred Stock shall, at their election, be entitled to receive in exchange for and in redemption of each share of their Series B Preferred Stock, and on a parity with the holders of any capital stock ranking senior to or PARI PASSU to the Series B Preferred Stock by reason of their ownership thereof, from any funds or assets legally available for distribution to shareholders that portion of such funds, proceeds or assets in an amount equal to a fraction,

                  (1) the numerator of which is the number of Conversion Shares to which the holder of such share of Series B Preferred Stock would be entitled by virtue of converting such share; and


                  (2) the denominator of which is the aggregate of the number of Conversion Shares, shares of Common Stock outstanding, and all other shares of outstanding capital stock of any series the holders of which are entitled to participate in the proceeds of a Liquidation;

provided, however, that, notwithstanding the foregoing, the amount payable to such holder of a share of Series B Preferred Stock in the event of a Liquidation of the Corporation, as provided above, shall not be less than, and shall be increased if necessary (with sums payable to holders of shares of any other capital stock to be reduced ratably per share as necessary) to equal, the Invested Amount PLUS declared but unpaid dividends payable with respect to such Series B Preferred Stock.

         All the preferential amounts to be paid to the holders of Series B Preferred Stock under this Section (b) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of shares of Common Stock or any class or series of stock of the Corporation ranking junior to Series B Preferred Stock in connection with a Liquidation as to which this Section (b) applies. If the assets or surplus funds to be distributed to the holders of Series B Preferred Stock are insufficient to permit the payment to such holders of the full amounts payable to such holders, the assets and surplus funds legally available for distribution shall be distributed ratably among the holders of Series B Preferred Stock in proportion to the full amount each such holder is otherwise entitled to receive.

         (c) Voting Rights. The Series B Preferred Stock shall be non-voting.

         (d) Conversion. The holders of Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(1)      CONVERSION RATE.

                           For purposes of this Section (d), the shares of
                  Series B Preferred Stock shall be convertible, at the times and under the conditions described in this Section (d) hereafter, at the rate (the "Conversion Rate") of one share of Series B Preferred Stock to the number of shares of Common Stock that equals the quotient obtained by dividing the Invested Amount by the Conversion Price (defined hereinafter). Thus, the number of shares of Common Stock to which a holder of Series B Preferred Stock shall be entitled upon any conversion provided for in this Section (d) shall be the product obtained by multiplying the Conversion Rate by the number of shares of Series B Preferred Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares of Series B Preferred Stock to be converted in accordance with the procedures described in Subsection (d)(4) below. The "Conversion Price" shall equal the average of the closing price per share of the Common Stock for the 10 days ending one business day prior to the Original Issue Date, except as otherwise adjusted as provided hereafter in this Section (d).

                           No fractional shares of Common Stock shall be issued
                  upon conversion of Series B Preferred Stock, and any shares of Series B Preferred Stock surrendered for conversion that would otherwise result in a fractional share of Common Stock shall be redeemed in cash at the then effective Conversion Price per share, payable as promptly as possible when funds are legally available therefor.

(2) OPTIONAL CONVERSION. Subject to Subsection (d)(3) below, each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the first anniversary of the date of issuance of such share, in whole or in part, at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into Common Stock at the then effective Conversion Rate; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series B Preferred Stock so converted are surrendered to the Corporation in accordance with the procedures described in Subsection (d)(3) below.

(3) MECHANICS OF CONVERSION. Before any holder of Series B Preferred Stock shall be entitled to receive certificates representing the shares of Common Stock into which shares of Series B Preferred Stock are converted in accordance with Subsection (d)(2) above, such holder shall surrender the certificate or certificates for such shares of Series B Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at such office of the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, if different from the name shown on the books and records of the Corporation (the "Conversion Notice"). The Conversion Notice shall also contain such representations as may reasonably be required by the Corporation to the effect that the shares to be received upon conversion are not being acquired and will not be transferred in any way that might violate the then applicable securities laws. The Corporation shall, as soon as practicable thereafter and in no event later than thirty (30) days after the delivery of said certificates, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder as provided in the Conversion Notice, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. The conversion shall be effective at the time Towne receives and accepts the Conversion Notice. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion pursuant to Subsection (d)(2) above shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of conversion pursuant to this Section (d). All certificates issued upon the exercise or occurrence of the conversion shall contain a legend governing restrictions upon such shares imposed by law or agreement of the holder or his or its predecessors.

(4) ADJUSTMENT FOR SUBDIVISIONS OR COMBINATIONS OF COMMON STOCK. In the event the Corporation at any time, or from time to time, after the Original Issue Date effects a subdivision or combination of the outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of the outstanding Series B Preferred Stock, then and in each such event the Invested Amount (and therefore, the Conversion Price and the corresponding Conversion Rate) shall be decreased or increased proportionately.

(5) ADJUSTMENTS FOR DIVIDENDS. Distributions and Other Common Stock Equivalents. In the event that the Corporation at any time, or from time to time, after the Original Issue Date shall make or issue, or fix a record date to determine the holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible or exercisable into or otherwise entitling the holder thereof, directly or indirectly, to receive additional shares of Common Stock (such other securities or rights being hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder of such Common Stock Equivalents or the additional shares of Common Stock, and without a proportionate and corresponding dividend or other distribution to holders of Series B Preferred Stock, then and in each such event the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of the type of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents shall be deemed, for purposes of this Subsection (d)(5), to be issued and outstanding as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date. In each such event the Conversion Price shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price by a fraction, the numerator of which shall be the total number of
                  shares of Common Stock issued and outstanding or deemed to be issued and outstanding (as provided below) immediately prior to the time of such issuance or the close of business on such record date; and

                           the denominator of which shall be the total number of
                  shares of Common Stock (i) issued and outstanding or deemed pursuant to the terms hereof to be issued and outstanding, as provided below (not including any shares described in clause
                  (ii) immediately below), immediately prior to the time of such issuance or the close of business on such record date, PLUS
                  (ii) the number of shares of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents;

         PROVIDED, HOWEVER, that (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price (and the corresponding Conversion Rate) shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price (and the corresponding Conversion Rate) shall be adjusted pursuant to this Subsection (d)(5) as of the time of actual payment of such dividend or distribution; or (ii) if such Common Stock Equivalents provide, with the passage of time or otherwise, for any decrease in the number of shares of Common Stock issuable upon conversion or exercise thereof (or upon the occurrence of a record date with respect thereto), the Conversion Price (and the corresponding Conversion Rate) computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such decrease becoming effective, be recomputed to reflect such decrease insofar as it affects the rights of conversion or exercise of the Common Stock Equivalents then outstanding; or (iii) upon the expiration of any rights of conversion or exercise under any unexercised Common Stock Equivalents, the Conversion Price (and the corresponding Conversion Rate) computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if the only additional shares of Common Stock issued were the shares of such stock, if any, actually issued upon the conversion or exercise of such Common Stock Equivalents; or (iv) in the event of issuance of Common Stock Equivalents that expire by their terms not more than ninety (90) days after the date of issuance thereof, no adjustments of the Conversion Price (or the corresponding Conversion Rate) shall be made until the expiration or exercise of all such Common Stock Equivalents, whereupon the adjustment otherwise required by this Subsection (d)(5) shall be made in the manner provided herein. For purposes of this Subsection
         (d)(5), Common Stock deemed issued and outstanding shall include shares of Common Stock into which the then outstanding shares of Series B Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and shares of Common Stock that could be obtained through the exercise or conversion of all other rights, options, and convertible securities on the day immediately preceding the given date.

                  As used herein, "Additional Shares of Common Stock" shall mean, with respect to such adjustments to be made to the Conversion Price and the Conversion Rate, either shares of Common Stock issued subsequent to the Original Issue Date, or, with respect to the issuance of Common Stock Equivalents, the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable in exchange for, upon conversion of, or upon exercise of such Common Stock Equivalents.

                           The foregoing notwithstanding, no adjustment of the
                  Conversion Price and the Conversion Rate shall be made pursuant to this Subsection (d) as a result of the issuance of:

                                    (i) any shares of Common Stock upon the
                            conversion of shares of Series B Preferred Stock;

                                    (ii) securities of the Corporation offered
                            to the public pursuant to an effective registration statement under the Securities Act;

                                    (iii) the Corporation's securities pursuant
                            to the acquisition by the Corporation of any product, technology, know-how or another corporation by merger, purchase of all or substantially all of the securities or assets, or any other reorganization;

                                    (iv) any shares of Common Stock pursuant to
                            which the Conversion Price and the Conversion Rate are adjusted under this Section (d);

                                    (v) any shares of Common Stock issued at any
                            time following the Original Issue Date pursuant to options, warrants or rights granted either before or after the Original Issue Date to purchase shares of such series of Common Stock, less the number of any such options, warrants or rights that are repurchased by the Corporation, are canceled or expire, in each case in favor of employees, directors, officers or consultants of the Corporation or any subsidiary thereof pursuant to a stock option plan or agreement approved by the Board of Directors; or

                                    (vi) any shares of Common Stock issued
                            pursuant to the exchange, conversion or exercise of Common Stock Equivalents that have previously been incorporated into computations hereunder on the date when such Common Stock Equivalents were issued.

(6) REDEMPTION. The Series B Preferred Stock is redeemable at any time on or after June 30, 2002 at the option of the Corporation for cash at any time or from time to time, in whole or in part, on at least 10 business days but not more than 90 calendar days' notice. Additionally, the Series B Preferred Stock is redeemable at any time on or after June 30, 2000 at the option of the Corporation for cash pursuant to the above terms if the average price per share of the Common Stock for any 30 consecutive days equals or exceeds 150% of the initial Conversion Price. Upon delivery of notice by the Corporation of its intent to redeem to the holders of the Series B Preferred Stock, such holders shall have ten (10) business days to notify the Corporation of their election to convert their shares of Series B Preferred Stock pursuant to a Conversion Notice delivered pursuant to Section (d) above. With respect to any such redemption at the option of the Corporation where no such Conversion Notice is received by the Corporation within the allotted time, shares of Series B Preferred Stock will be redeemable at the stated value per share, or $100 per share, together in each case with accrued but unpaid dividends to the date of redemption.

(7) DE MINIMIS ADJUSTMENTS. No adjustment to the Conversion Price (and, thereby, the Conversion Rate) shall be made if such adjustment would result in a change in the Conversion Price of less than $.01.

(8) NO IMPAIRMENT. The Corporation shall at all times in good faith assist in the carrying out of all the provisions of this Section (d) and in the taking of all such action as may be necessary in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against material impairment.

(9) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section (d), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price and the Conversion Rate at that time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at that time would be received upon the conversion of Series B Preferred Stock.

(10)     NOTICES OF RECORD DATE. In the event of any taking by the

         Corporation of a record of the holders of any series or class of securities other than Series B Preferred Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, Common Stock Equivalents or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series B Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or rights.

(11) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall be insufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(e) Protective Provisions. In addition to any other rights provided by law, so long as any shares of Series B Preferred Stock are then outstanding, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Articles of Incorporation, without first obtaining the affirmative vote or written consent of the holders of a majority of the total number of shares of Series B Preferred Stock outstanding, voting together as a single class, the Corporation shall not:

                  (1) amend or repeal any provision of, or add any provision to, the Articles of Incorporation or the Bylaws, or file any certificate of designations, preferences, limitations and relative rights of any series or class of preferred stock, if such action would materially and negatively alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of holders of Series B Preferred Stock;

                  (2) create or authorize the creation of any additional series or class of shares of stock unless the same ranks junior or pari passu to the Series B Preferred Stock as to dividends and the distribution of assets upon a Liquidation of the Corporation;

                  (3) increase or decrease the authorized number of shares of the Series B Preferred Stock;

                  (4) take any action that would alter or change the
              preferences, rights,
              privileges or powers of, or restrictions provided for the benefit of holders of Series B Preferred Stock in one or more of the ways set forth in Section 14-2-1004(a) of the Code; or

                    (5) amend the provisions of this Section (e).


(f) Notices. Any notice required by the provisions hereof to be given to the holders of shares of Series B Preferred Stock shall be deemed given on the third business day following (and not including) the date on which such notice is deposited in the United States Mail, first-class, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation. Notice by any other means shall not be deemed effective until actually received.

   ARTICLES OF AMENDMENT
                           TO THE AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                              TOWNE SERVICES, INC.

         Pursuant to the provisions of Section 14-2-1006 of the Georgia Business Corporation Code, the undersigned corporation adopts the following Amendment to its Amended and Restated Articles of Incorporation.

1.        The name of the corporation is Towne Services, Inc. (the
         "Corporation").

2. Article II of the Corporation's Amended and Restated Articles of Incorporation is hereby amended by the addition of the following provisions:

         Simultaneously with the effective date of this amendment (the "Effective Date"), each five shares of the Corporation's Common Stock, issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall, automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split (the "Reverse Stock Split"), into one share of the Corporation's outstanding Common Stock (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Corporation's transfer agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall thereupon be deemed for all corporate purposes to evidence ownership of New Common Stock in the appropriately reduced whole number of shares. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Corporation. In lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, the holder will receive a cash payment in U.S. dollars equal to such fraction multiplied by five times the average of the closing bid and asked price per share of Common Stock as quoted on Nasdaq for the five trading days immediately preceding the Effective Date. If more than one Old Certificate shall be surrendered at one time for the account of the same shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation's transfer agent determines that a holder of Old Certificates has not surrendered all his certificates for exchange, the transfer agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which it was issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the stock transfer tax stamps to the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that such taxes are not payable. From and after the Effective Date, the amount of capital shall be represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified, until thereafter reduced or increased in accordance with applicable law. All references elsewhere in the Amended and Restated Articles of Incorporation to the "Common Stock" shall, after the Effective Date, refer to the "New Common Stock."

3.       The above amendment was adopted on December 20, 2000.

4. The above amendment was duly approved by the board of directors and the shareholders of the Corporation in accordance with the provisions of the Corporation's Amended and Restated Articles of Incorporation and the Georgia Business Corporation Code, including Section 14-2-1003 thereof.

         IN WITNESS WHEREOF, the Chief Executive Officer of the Corporation has executed this amendment on behalf of the Corporation, this 20th day of December, 2000.

                                                G. LYNN BOGGS



                                           By:   /s/ G. Lynn Boggs
                                                --------------------------
                                                G. LYNN BOGGS
                                                CHIEF EXECUTIVE OFFICER

                              ARTICLES OF AMENDMENT
                           TO THE AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                              TOWNE SERVICES, INC.



         Pursuant to the provisions of Sections 14-2-1006 and 14-2-631 of the Georgia Business Corporation Code, the undersigned corporation adopts the following Amendment to its Amended and Restated Articles of Incorporation.

         1. The name of the corporation is Towne Services, Inc. (the "Corporation").

         2. Article II of the Corporation's Amended and Restated Articles of Incorporation is hereby amended by the addition of the following provision which shall be entitled "ACQUISITION OF COMMON STOCK BY THE CORPORATION" and which shall read as follows:

         ACQUISITION OF COMMON STOCK BY THE CORPORATION

                  Reacquired shares of Common Stock shall become treasury shares of the Corporation, unless otherwise determined by the Corporation's Board of Directors.

         3. The above amendment was adopted on January 8, 2001.

         4. The above amendment was duly approved by the board of directors of the Corporation in accordance with the provisions of the Corporation's Amended and Restated Articles of Incorporation and By-laws and the Georgia Business Corporation Code, including Section 14-2-1002 thereof.

         5. Pursuant to Section 14-2-631 of the Georgia Business Corporation Code, shareholder approval of the above amendment is not required.

         IN WITNESS WHEREOF, the Chief Executive Officer of the Corporation has executed this amendment on behalf of the Corporation, this 19th day of January, 2001.

                                  By:      /s/ G. Lynn Boggs
                                        --------------------
                                          G. LYNN BOGGS
                                          CHIEF EXECUTIVE OFFICER